EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2025 Results

•Net Income of $126 Million and Earnings Per Share of $13.26
•Petroleum Additives Operating Profit of $142 Million
•Specialty Materials Operating Profit of $23 Million
•Funded Stock Repurchases of $57 Million

Richmond, VA, April 23, 2025 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2025.

Net income for the first quarter of 2025 was $125.9 million, or $13.26 per share, compared to net income of $107.7 million, or $11.23 per share, for the same period last year.

Petroleum additives sales for the first quarter of 2025 were $645.6 million, compared to $677.3 million for the same period in 2024. Petroleum additives operating profit for the first quarter of 2025 was $142.1 million, compared to a first quarter record of $150.9 million for the first quarter of 2024. The decrease in petroleum additives operating profit was primarily driven by a 7.2% decline in shipments between quarterly periods. Lubricant additives shipments decreased in Asia Pacific and North America, while Europe and Latin America reported slight increases. Fuel additives shipments were lower in all regions except Asia Pacific, which reported a small increase. Despite the lower shipments, our operating profit margin for the first quarter of 2025 remained strong as a result of our continued focus on operational efficiency.

Specialty materials sales were $53.7 million for the first quarter of 2025, compared to $17.0 million for the first quarter of 2024. Specialty materials operating profit was $23.2 million for the first quarter of 2025, compared to an operating loss of $5.0 million for the first quarter of 2024. The increase in specialty materials operating profit was primarily driven by increased volumes as well as favorable product mix. As previously stated, we will see substantial variation in quarterly results for the specialty materials segment on an ongoing basis due to the nature of its business. Specialty materials sales and operating profit for the first quarter of 2024 reflect financial results since the acquisition of American Pacific Corporation (AMPAC) on January 16, 2024.

Our operations generated solid cash flows during the first quarter of 2025. We repurchased common stock for $57.1 million, paid dividends of $26.1 million, and funded capital expenditures of $13.0 million. Additionally, we reduced our Net Debt by $21.5 million during the first quarter of 2025, driving our Net Debt to EBITDA ratio down to 1.1 as of March 31, 2025.

As discussed in AMPAC's April 21, 2025 press release, the AMPAC board of directors approved a capital investment of up to $100 million at our AMPAC facility in Cedar City, Utah, to expand ammonium perchlorate production capacity by more than 50%. With a projected completion date in 2026, the increased production capacity will allow AMPAC to meet the demand of U.S. military and space launch programs, while also addressing the needs of U.S. allies in these critical areas. The project remains subject to approval by NewMarket's board of directors.

We are pleased with the strong performance of our business during the first quarter of 2025 and continue to see favorable results from our ongoing efficiency initiatives. Investing in technology to meet customer needs, enhancing our operational efficiency, and improving our portfolio profitability will remain priorities throughout 2025.

We are monitoring the uncertain macroeconomic environment, particularly the changes in international trade relations and tariffs, and assessing the potential impacts to our operations. Our dedicated team continues to make decisions to promote long-term value for our shareholders and customers, and remains focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions. The specialty materials segment, which consists of the AMPAC business, operates primarily in North America.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and webcast is scheduled for 3:00 p.m. ET on Thursday, April 24, 2025, to review first quarter 2025 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until Thursday, May 1, 2025, at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 52250. The call will also be broadcast via the internet and can be accessed through the Company’s website at www.newmarket.com or www.webcaster4.com/Webcast/Page/2001/52250. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), and American Pacific Corporation (AMPAC). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industries; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; termination or changes to contracts with contractors and subcontractors of the U.S. government or directly with the U.S. government; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics; risks related to operating outside of the United States, including tariffs and trade policy; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024, which is available to shareholders at www.newmarket.com.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Timothy K. Fitzgerald
Investor Relations
Phone:	804.788.5555
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2025	2024
Net Sales:
Petroleum additives	$645,554	$677,264
Specialty materials	53,721	17,047
All other	1,671	2,425
Total	$700,946	$696,736
Segment operating profit:
Petroleum additives	$142,107	$150,909
Specialty materials	23,187	(4,967)
All other	(481)	(81)
Segment operating profit	164,813	145,861
Corporate unallocated expense	(4,886)	(5,557)
Interest and financing expenses	(10,700)	(15,654)
Other income (expense), net	14,886	13,043
Income before income tax expense	$164,113	$137,693
Net income	$125,949	$107,732
Earnings per share - basic and diluted	$13.26	$11.23

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales	$700,946	$696,736
Cost of goods sold	464,923	480,371
Gross profit	236,023	216,365
Selling, general, and administrative expenses	42,978	44,365
Research, development, and testing expenses	33,176	31,200
Operating profit	159,869	140,800
Interest and financing expenses, net	10,700	15,654
Other income (expense), net	14,944	12,547
Income before income tax expense	164,113	137,693
Income tax expense	38,164	29,961
Net income	$125,949	$107,732
Earnings per share - basic and diluted	$13.26	$11.23
Cash dividends declared per share	$2.75	$2.50

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$118,253	$77,476
Trade and other accounts receivable, less allowance for credit losses	463,337	395,450
Inventories	489,759	505,426
Prepaid expenses and other current assets	52,415	51,203
Total current assets	1,123,764	1,029,555
Property, plant, and equipment, net	734,580	735,361
Intangibles (net of amortization) and goodwill	744,126	750,424
Prepaid pension cost	503,042	490,418
Operating lease right-of-use assets, net	75,197	71,253
Deferred charges and other assets	52,215	52,530
Total assets	$3,232,924	$3,129,541
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$249,757	$225,874
Accrued expenses	70,463	89,277
Dividends payable	21,698	22,037
Income taxes payable	32,261	15,798
Operating lease liabilities	16,303	15,337
Other current liabilities	5,775	6,155
Total current liabilities	396,257	374,478
Long-term debt	990,555	971,281
Operating lease liabilities - noncurrent	58,100	54,754
Other noncurrent liabilities	268,516	267,445
Total liabilities	1,713,428	1,667,958
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,434,506 at March 31, 2025 and 9,524,789 at December 31, 2024)	0	0
Accumulated other comprehensive income	43,896	32,870
Retained earnings	1,475,600	1,428,713
Total shareholders' equity	1,519,496	1,461,583
Total liabilities and shareholders' equity	$3,232,924	$3,129,541

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31,
	2025	2024
Net income	$125,949	$107,732
Depreciation and amortization	28,778	25,807
Cash pension and postretirement contributions	(2,374)	(2,727)
Working capital changes	(26,590)	(21,434)
Deferred income tax benefit	505	(3,899)
Capital expenditures	(13,016)	(13,564)
Acquisition of business, net of cash acquired	0	(683,924)
Net borrowings under revolving credit facility	69,000	386,000
Principal payment on 3.78% senior notes	(50,000)	0
Dividends paid	(26,057)	(23,986)
Repurchases of common stock	(57,064)	0
Proceeds from term loan	0	250,000
Debt issuance costs	0	(2,251)
All other	(8,354)	(12,624)
Increase in cash and cash equivalents	$40,777	$5,130

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Three Months Ended March 31,
	2025	2024
Net Income	$125,949	$107,732
Add:
Interest and financing expenses, net	10,700	15,654
Income tax expense	38,164	29,961
Depreciation and amortization	28,394	25,255
EBITDA	$203,207	$178,602

Net Debt to EBITDA
	March 31, 2025	December 31, 2024
Long-term debt, including current maturities	$990,555	$971,281
Less: Cash and cash equivalents	118,253	77,476
Net Debt	$872,302	$893,805

	Rolling Four Quarters Ended
	March 31, 2025	December 31, 2024
Net Income	$480,630	$462,413
Add:
Interest and financing expenses, net	52,412	57,366
Income tax expense	129,897	121,694
Depreciation and amortization	118,389	115,250
EBITDA-Rolling Four Quarters	$781,328	$756,723

Net Debt to EBITDA	1.1	1.2